Exhibit 99.1

News From

Buena, NJ  08310

Release Date: May 29, 2009

Contact:	Philip S. Forte IGI Laboratories, Inc. (609) 856-697-1441 ext. 363 www.askigi.com

IGI LABORATORIES, INC. APPOINTS NEW CEO AND CONTROLLER

BUENA, NJ - May 29, 2009 - IGI Laboratories, Inc. (NYSE AMEX: IG), a premier provider of topical formulation development , analytical, manufacturing and packaging services today announced that it has named Hem Pandya its new President and Chief Executive Officer, effective June 29, 2009.  Joyce Erony, the Company’s Chairwoman of the Board, will act as Interim President and Interim CEO until such date.  In addition, Philip S. Forte will assume the role of Corporate Controller.  Effective immediately, Rajiv Mathur has resigned as Chief Executive Officer and President and as a member of the Board of Directors.  Mr. Pandya was appointed to the Board of Directors to fill the position vacated by Mr. Mathur’s resignation.

Ms. Erony said, "The Board of Directors has accepted Mr. Mathur's resignation and we wish to thank him for his leadership and commitment to IGI.”

Hem Pandya is an experienced pharmaceutical executive with a broad spectrum of operational and business development experience and strong leadership skills. Mr. Pandya is currently employed as Chief Operating Officer of NexMed Inc.  Previously, Mr. Pandya was Senior Vice President of Business Development and Strategic Alliances for Andrx Pharmaceuticals, Inc.  Mr. Pandya served as Vice President of Corporate Development and Commercial Operations for Able Laboratories, Inc.  He also served in various senior management roles with Ivax Pharmaceuticals, Inc. and Faulding/Purepac Pharmaceutical Company (subsequently Alpharma, Inc.).  He received his Bachelor's Degree from Rutgers University.

Philip S. Forte is a financial professional with a 20 year proven track record of creating value in both the financial and operational side of various Pharmaceutical businesses.  Prior to IGI, Mr. Forte was the Senior Director of Finance at Teva Specialty Pharmaceuticals Industries, Ltd., in Horsham Pennsylvania. At Teva Specialty Pharmaceuticals, Mr. Forte was responsible for the business financial operations including its strategic business plan and business development initiatives.  Prior to Teva Specialty Pharmaceuticals, Mr. Forte has held various financial roles in corporate and public accounting including Bristol Myers Squibb and Aventis. Phil received his BBA in Accounting from Bernard M. Baruch and his MBA in finance from Fairleigh Dickinson University.

Joyce Erony, Chairwoman of the Board of Directors, stated, "On behalf of the Board, I want to welcome Hem Pandya and Philip S. Forte to IGI Laboratories.  Bringing Hem and Phil to the IGI team is an important milestone for the company as we build a strong foundation to emerge as a leader in the growing specialty pharmaceutical market.”

Commenting on his new role, Mr. Pandya said, "I am very excited about this opportunity and look forward to working with the Board of Directors in building shareholder value at IGI.  With the addition of Phil, our management team is poised to grow IGI and enter the Pharmaceutical market.  The depth of our OTC product pipeline and product development plan for the prescription business as well as our key partnership activities provide near and long term growth opportunities for our business."

Pursuant to the terms of his employment agreement, Mr. Pandya will receive a grant of (i) 975,000 shares shares of restricted stock and (ii) an option to purchase that number of shares of the Company’s common stock such that the value of the option on the date of grant is equivalent to the value of 325,000 shares of the Company’s common stock on the date of grant.  Pursuant to the terms of his employment agreement, Mr. Forte will receive a grant of (i) 80,000 shares of restricted stock and (ii) an option to purchase 110,000 shares of the Company’s common stock.  These equity grants will become fully vested over a period of three years as follows: (i) one-twelfth of the shares subject to the equity grants will vest on June 29, 2009, in the case of Mr. Pandya, and June 1, 2009, in the case of Mr. Forte; (ii) one-twelfth of the shares subject to the equity grants will vest on each of the following dates: (A) September 30, 2009, (B) December 31, 2009 and (C) March 31, 2010; (iii) one-third of the shares subject to the equity grants will vest on June 1, 2011; and (iv) one-third of the shares subject to the equity grants will vest on June 1, 2012.  In addition, any shares that remain unvested immediately prior to a change in control will become vested, provided that the executive remains in continuous service with IGI through the consummation of the change in control.  The above option grants will have an exercise price equal to the closing price of IGI’s common stock on the date of grant.  The above equity grants will be granted as an employment inducement award pursuant to the executive’s employment agreement and will be issued without stockholder approval pursuant to Rule 711 of the NYSE Amex Company Guide.

About IGI Laboratories, Inc.

IGI Laboratories, Inc. engages in the development, manufacturing, filling, and packaging of topical, semi solid, and liquid products for pharmaceutical and cosmeceutical companies.  The Company offers the patented Novasome® encapsulation technology which contributes value-added qualities to pharmaceutical and cosmeceutical  products, providing improved dermal absorption and sustained release of the active molecule.

IGI Laboratories, Inc. “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as " will," "possible," "one time," "provides an opportunity," "continue" or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption "Risk Factors" in IGI Laboratories, Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors or IGI Laboratories, Inc.’s ability to implement business strategies. IGI Laboratories, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.